Exhibit 10.2

Assignment Agreement

This agreement (the “Assignment Agreement”) is effective as of February 15, 2023, (the “Effective Date”).

BETWEEN:	SOCPRA SCIENCES SANTÉ ET HUMAINES S.E.C., operating under the name TRANSFERTECH SHERBROOKE, a Limited Partnership duly incorporated pursuant to the Civil Code of Québec, having its head office at 35 Radisson Street, Office 200, Sherbrooke, (Quebec), Canada, J1L 1E2, acting and represented by its General Partner, GESTION SOCPRA SCIENCES SANTÉ ET HUMAINES INC., a legal person duly constituted under the Business Corporations Act (Quebec), said General Partner being represented by its agent and mandatory GESTION SOCPRA INC, herein acting and represented by Michel Lambert, its President and CEO, duly authorized for the purposes hereof as he so declares by signing;

(hereinafter referred to as “TTS”)

AND:	MAINZ BIOMED N.V., a corporate body incorporated in Amsterdam, with its principal place of business located at Sirius Gutenberg Park Robert-Koch-Straße 50, 55129, Mainz, Germany;

(hereinafter referred to as “Mainz Biomed” or “Mainz”)

Mainz Biomed and TTS shall each individually be referred to as “Party” and collectively as “Parties”.

WHEREAS	Mainz Biomed and TTS have agreed upon and signed a Technology Rights Agreement effective as of January 4, 2022, through which TTS has granted Mainz Biomed the exclusive option to acquire the certain technology and patent rights for which TTS holds all the rights.

WHEREAS	Mainz Biomed and the University of Sherbrooke have agreed upon and signed a Research Colloboration and Material Transfer Agreement effective Febaruary 10, 2022 (“RCMTA”) that provided for exchange of material and information between Mainz Biomed and the University of Sherbrooke, as well as the creation of “Intellectual Property of the Project” as defined by the RCMTA.

WHEREAS	the University of Sherbrooke has since then transferred to TTS all of its rights under the RCMTA regarding the Intellectual Property of the Project;

WHEREAS	Mainz Biomed wishes to exercise the exclusive option in accordance with the Technology Rights Agreement.

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NOW THEREFORE IN CONSIDERATION of the premises and of the mutual covenants herein set forth, the Parties have covenanted and agreed as follows:

1.0	Definitions

1.1	“Confidential Information” means the terms and conditions of this Assignment Agreement, any confidential or proprietary information shared between or among Parties for the purposes of this Assignment Agreement, and any and all discoveries, inventions, processes, methods, techniques, know-how, and Intellectual Property and proprietary rights relating to the Technology, expressed in whatever form and may include technical information, procedures, formulae, protocols, software, specifications, flowcharts, instructions, research, financial or marketing data, business plans, patent applications, and other documents and materials, and all modifications, variations, updates, enhancements and improvements thereof, that are disclosed by one Party to another Party during the term of this Assignment Agreement. Confidential Information may include unique combinations of separate items, which individually may or may not be confidential.

Confidential Information includes “Intellectual Property of the Project” at defined in the RCMTA.

The Parties acknowledge that the following information is not considered Confidential Information:

(a)	information that is made subject to an order by judicial or administrative process requiring Recipient to disclose any or all of the Information, provided however that Recipient shall promptly notify Provider and allow Provider reasonable time to oppose such process before disclosing any of the Confidential Information;

(b)	information that is published or becomes available to the general public other than through a breach of this Assignment Agreement;

(c)	information that is obtained by Recipient from a third Party with a valid right to disclose it, provided that said third Party is not under a confidentiality obligation to Provider;

(d)	information that is independently developed by employees, agents or consultants of Recipient who have no knowledge of or access to the Provider’s Confidential Information, as evidenced by the Recipient’s business records; or

(e)	information that was possessed by the Recipient prior to receipt from Provider or the Provider’s Investigator, other than through prior disclosure by Provider or the Provider’s Investigator, as evidenced by Recipient’s business records.

1.2	Intellectual Property means all rights related to the inventions, the Patents, the Technology, TTS-owned Improvements, and the “Intellectual Property of the Project” as defined in the RCMTA.

1.3	Net Sales means all income and consideration earned by MAINZ BIOMED, its Affiliates or subsidiaries from the exploitation of the Technology or any TTS-owned Improvements in the Territory, including, without limitation, income from any consideration of value, the sale or other disposition of Products or Services in accordance with generally accepted accounting principles. From this income, only the following will be deducted:

(a)	duly authorized volume discounts or wholesale discounts that are taken according to the usual amounts in the industry;

(b)	packaging, shipping, freight, insurance, and transportation charges, including distribution costs paid to distributors and third parties, including third-party logistics providers;

(c)	amounts reimbursed or credited because of a refusal, timely return, and rebates, and recall or other corrective action, and

(d)	customs duties, brokerage fees, excise taxes, sales taxes, tariffs, and value-added taxes.

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1.4	Patents means US provisional patent application Serial No: 63,108,510, filed November 2, 2020 and International Application Serial No: PCT/CA2021/051548 filed November 2, 2021, including but not limited to any national-stage applications, amendments, divisions, continuations, continuations-in-part, reissues, renewals, extensions and supplementary protection certificates of any such patents and patent applications.

1.5	Provider, which may be any Party, shall mean a Party that provides Confidential Information or Materials to a “Recipient.”

1.6	Products and Services means any article, parts, device, system, method, unit, product or component of a product, service or service contract which results from use of the Technology, incorporates the Technology in whole or in part or is covered by one or more patent applications or patents covering the Invention. This includes any Product or Service intended to improve or change a Product or Service.

1.7	RCMTA means the Research Colloboration and Material Transfer Agreement effective February 10, 2022 by Mainz Biomed and the University of Sherbrooke.

1.8	Technology means the drawings, software, technical information, know-how, documents, copyright, patterns, prototypes, models, processes, formulas, products, samples, files, diagrams, plans, specifications, algorithms, methods, research or data owned or controlled by TTS, as they relate a method for stratifying the risk of a subject of having an advanced colorectal adenoma or a colorectal cancer based on determining the presence of overexpressed mRNA transcripts in the subject’s stool. The method can be used to screen for subjects suitable for a colonoscopy. The method can also be used to tailor the stratified subject’s treatment regimen.

1.9	Territory means the world.

1.10	TTS-owned Improvements means any addition, modification, extension or perfecting to or of the Technology, which promotes its development, production or marketing and that are developed exclusively by University of Sherbrooke investogators, which may or may not be the subject of intellectual property protection.

1.11	Valid Claim means a claim of a patent or patent application in any country that (i) has not expired; (ii) has not been disclaimed; (iii) has not been cancelled or superseded, or if cancelled or superseded, has been reinstated; and (iv) has not been revoked, held invalid, or otherwise declared unenforceable or not allowable by a tribunal or patent authority of competent jurisdiction over such claim in such country from which no further appeal has or may be taken.

2.0	Assignment of Intellectual Property

2.1	TTS hereby sells, assigns, transfers and conveys to Mainz Biomed, its successors and assigns, the entire right, title and interest in and to the Intellectual Property, including all TTS’ rights, title and interest throughout the world in, to and under the Patents, including, without limitation, all patent applications and all patents which may be granted thereon, and all divisions, renewals and continuations thereof, and all patents which may be granted thereon and all reissues and extensions thereof; which may hereafter be filed in any country or countries, together with the right to file such applications and the right to claim for the same the priority rights derived from the patent under the patent laws of the Canada, the International Convention for the Protection of Industrial Property, or any other international agreement or the domestic laws of the country in which any such application is filed, as may be applicable.

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3.0	Consideration

3.1	Within ten (10) days of the Effective Date, Mainz Biomed will pay TTS an assignment fee of €25,000 (twenty-five thousand Euros).

3.2	Within ten (10) days of the Effective Date, Mainz will pay TTS the costs of drafting, filng, prosecuting and maintaining the Patents in an amount of CA $10,025.58 (ten thousand twenty-five dollars fifty-eight cents).

3.3	Mainz shall pay TTS a “Profit Share” of two percent (2%) of Net Sales of Products and Services covered by a Valid Claim on a country-by-country basis.

3.4	All applicable sales taxes will be charged in addition to all amounts payable.

4.0	Payment Terms

4.1	Payment Obligations. The Profit Share according to section 3.3 will accrue in each country and will be payable to TTS when Products and Services are invoiced, or if not invoiced, when delivered or otherwise exploited by Mainz Biomed in a manner constituting a Net Sale.

4.2	Schedule. Upon receipt by TTS of a “Detailed Report” of Net Sales and Profit Share calculation for each period and after validation thereof, TTS will invoice Mainz for the validated amounts. Mainz Biomed will provide the Detailed Report to TTS quarterly on or before February 28 (for the calendar quarter ending December 31), May 31 (for the calendar quarter ending March 31), August 31 (for the calendar quarter ending June 30) and November 30 (for the calendar quarter ending September 30) of each calendar year. Mainz will pay each invoice from TTS within thirty (30) days.

4.3	Currency. All consideration due will be payable and will be made in Canadian dollars to TTS by wire transfer to an account designated by TTS. TTS is responsible for all bank or other transfer charges. When Net Sales are made in monies other than Canadian dollars, the Profit Share will first be determined in the foreign currency of the country in which such Products or Services were sold and then converted into equivalent Canadian dollars. In all cases, the exchange rate will be the average exchange rate quoted in The Wall Street Journal during the last thirty (30) days of the reporting period.

4.4	Accrual. In the event that any Patent or Valid Claim thereof is held invalid by a court or other tribunal of competent jurisdiction (including, but not limited to, USPTO Patent Trial and Appeal Board and the EPO Opposition Division), Mainz Biomed will be allowed to accrue Profit Share if and until a final decision by a court of last resort from which no appeal has or can be taken. Mainz Biomed will have sole discretion whether to appeal any decision of any court or other tribunal regarding the Patents. If, upon appeal, a Patent or Valid Claim that had been found to be invalid or unforceable is found to be valid and enforceable, Mainz Biomed wil pay TTS the accrued Profit Share within thirty days according to Section 4.3.

4.5	Late Payments. In the event that any monies owed to TTS are not received by TTS when due, Mainz Biomed will pay to TTS interest at a rate of six percent (6%) simple interest per annum. Such interest will be calculated from the date payment was due until actually received by TTS.

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5.0	Patent Rights and TTS Cooperation

5.1	Upon execution of this Assignment Agreement, Mainz Biomed will have the sole right and obligation regarding patent prosecution, maintenance and enforcement of the Intellectual Property.

5.2	TTS hereby agrees, upon the request and at the expense of Mainz Biomed, its successors and assigns:

(a)	to execute any and all divisional, continuation and substitute applications for said inventions, and any necessary oath, affidavit or declaration relating thereto, and any application for the reissue or extension of any Letters Patent that may be granted upon said application and any and all applications and other documents for Letters Patent in foreign countries on said invention, that Mainz Biomed, its successors or assigns may deem necessary or expedient, and the undersigned authorizes Mainz Biomed to apply for patents for said invention in its own name in such countries where such procedure is proper and further agree, upon the request of Mainz Biomed, its successors and assigns,

(b)	to cooperate to the best of the ability of the undersigned with Mainz Biomed, its successors and assigns, in any proceedings or transactions involving such applications or patents, including the preparation and execution of preliminary statements, giving and producing evidence, and performing any and all other acts necessary to obtain, maintain and enforce said Letters Patent, worldwide, and vest all rights therein hereby conveyed in Mainz Biomed, its successors and assigns, whereby said Letters Patent will be held and enjoyed by Mainz Biomed, its successors and assigns, to the full end of the term for which said Letters Patent will be granted, as fully and entirely as the same would have been held and enjoyed by TTS if this assignment had not been made.

5.3	If, during any proceeding before any tribunal regarding the Patents, TTS is required to be joined as a party to such proceeding, TTS will join and cooperate at the expense of Mainz Biomed.

5.4	If TTS requires counsel in view of the obligations of Sections 5.2 or 5.3, Mainz Biomed will be entitled to select counsel with the consent of TTS which consent shall not be unreasonably withheld. Mainz will pay all fees for counsel and other fees necessary for TTS’ cooperation with or participation in any proceeding.

5.5	The Parties agree to execute the Patent Assignment Agreement attached as Exhibit A that may be used in updating the records of the International Bureau and recording in national patent offices as required.

6.0	Commercial Diligence

6.1	Mainz Biomed, upon execution of this Assignment Agreement, will use reasonable commercial efforts to proceed with the development, manufacture, and sale of Products and Services. Such diligence shall be met by Mainz BioMed upon completing required clinical trials, meeting requirements for regulatory approval, and initiating sales of Products and Services in the United States and Europe by December 31, 2027.

6.2.	“Europe” shall mean at least two countries selected from Germany, France, England, Spain or Italy.

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7.0	Warranties

7.1	TTS warrants itself to be the owner of the entire right, title and interest in said Intellectual Property and to have the right to make this assignment, and further warrants that it has not assigned, licensed, or encumbered the Intelletual Property herein assigned prior to the present Assignment Agreement.

7.2	Each Party (i) has the corporate power and/or authority and the legal right to enter into this Assignment Agreement and to perform its obligations hereunder, and (ii) has taken all the necessary corporate or civil action on its part to authorize the execution and delivery of this Assignment Agreement and the performance of its obligations hereunder. This Assignment Agreement has been duly executed and delivered on behalf of each Party and constitutes a legal, valid, binding obligation, enforceable against such party in accordance with its terms.

7.3	Consents. All necessary consents, approvals and authorizations of all governmental authorities and any third parties required to be obtained by such Party in connection with this Assignment Agreement have been obtained.

7.4	No Conflict. The execution and delivery of this Assignment Agreement and the performance of such Party’s obligations hereunder (i) do not conflict with or violate applicable laws, and (ii) do not conflict with or constitute a default under any contractual obligation of such Party.

7.5	Nothing in this Assignment Agreement:

(a)	constitutes a warranty or representation by TTS that anything made, used, sold or otherwise disposed of under this Assignment Agreement is or will be free from claims or allegations of infringement of patents, copyrights, trademarks, industrial design or other intellectual property rights; or

(b)	imposes an obligation on TTS to bring or prosecute or defend actions or suits against third parties for infringement of patents, copyrights, trademarks, industrial designs or other intellectual property or contractual rights.

7.6	TTS does not bind itself and makes no representation or warranty of any kind whatsoever with respect to the Technology, the TTS-Improvements and the Products and Services and, without limiting the generality of the foregoing, TTS makes no representation or warranty of any kind whatsoever with respect to the usefulness, quality or marketability of the Technology, the TTS-Improvements and the Products and Services or the effects which may result from their use, nor that the development of applications relating to the Technology and the TTS-Improvements are complete. Without limiting the generality of the foregoing, TTS does not guarantee the validity of the patent applications or patents protecting the Technology and makes no representation with respect to their scope and validity. TTS shall not be liable for the warranties, representations, undertakings or any other obligations given or assumed by Mainz toward any party whomsoever with respect to the manufacturing, promotion, distribution, use or sale of any such Products and Services or any other activity relating thereto or to the Technology and the TTS-Improvements. Without limiting the generality of the aforementioned and in any and all cases, TTS’ maximum liability, whether in contract, indemnity, warranty, tort, or otherwise, arising out of or in connection with the Products and Services or any activity relating to or from the Technology and TTS-Improvements, shall not exceed the amounts actually received by TTS in accordance with the Assignment at the date at which such claims arise.

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7.7	Mainz agrees to indemnify and hold harmless TTS, its directors, officers, employees and representatives with respect to any claim or legal proceeding taken against them, as well as the judgements resulting therefrom relating to any damage, loss, cost and expense (including reasonable costs incurred by advisers and attorneys) which they may have incurred as a result of, or arising further from or in connection with the use of the Technology, the TTS-Improvements and the Products and Services by Mainz.

8.0	Relationship to Prior Agreement

8.1	This Assignment Agreement supercedes the obligations of Mainz Biomed to TTS under the Technology Rights Agreement or the RCMTA with regard to the Intellectual Property and associated Confidential Information assigned in accordance with this Assignment Agreement:

(a)	Mainz Biomed, at its sole discretion, may use, publish or otherwise publically disclose, exploit, sell, and commercialize any Confidential Information associated with the Intellectual Property assigned herein without the consent of TTS or the University of Sherbrooke, with the caveat that Mainz will acknowledge TTS and/or the University of Sherbrooke in any publication that substantially incorporates the Intellectual Property, including but not limited to journals, public meetings or symposia, book chapters, abstracts and internet publications.

(b)	Except as expressly provided herein, Mainz Biomed has no obligation to work with, negotiate with, or reach agreement with TTS or the University of Sherbrooke regarding the filing of patent applications or commercial exploitation of the Confidential Information or the Intellectual Property.

(c)	Except with regards to the Intellectual Property and associated Confidential Information assigned hereunder, the Parties remain obligated towards each other related to the terms of confidentiality and publication rights associated with the Technology Rights Agreement and the RCMTA.

8.2	Pursuant to Section 10.2.3 of the RCMTA, the University of Sherbrooke retains a non-exclusive license to use its Results (as defined by the RCMTA) and any Intellectual Property of the Project, for internal research, education and training purposes and not for commercialization. This license is free, worldwide, irrevocable, non-assignable, non-transferable and without the right to sublicense and without time limits.

9.0	Assignment

9.1	Either Party may assign this Assignment Agreement without consent of the other Party.

10.0	Publicity

10.1	Each Party agrees not to use the name of any of the other Parties, nor any of their trademarks (registered or not), logos, slogans, trade names, domain names or other identifiers, for any means without the prior written consent of the concerned other Party. However, each Party agrees that it may mention, without prior authorization of any of the other Parties, the partnership existing between the Parties, without disclosing the terms and conditions of the Assignment Agreement.

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11.0	Applicable Law

11.1	This Assignment Agreement shall be governed by and construed in accordance with the laws of the Province of Quebec and the laws of Canada in force therein without regard to its conflict of law rules. For the purposes hereof, the Parties elect domicile in the judicial district of St-François (Quebec).

12.0	Arbitration in Case of Disagreement

12.1	The Parties agree that any dispute or disagreement relating to the interpretation or application of this agreement (the “Dispute”) shall be submitted to mediation. To this end, the Parties hereto agree to attend at least one mediation meeting by delegating one person with decision-making authority. The mediator shall be chosen by the Parties.

12.2	In the event of any unresolved Dispute arising between the Parties concerning this Assignment Agreement, its enforceability or the interpretation thereof, the same shall be finally resolved by a single arbitrator appointed pursuant to the provisions of articles 620 and following of the Quebec Code of Civil Procedure. The place of arbitration shall be Sherbrooke, Quebec. The language to be used in the arbitration proceedings shall be English.

12.3	Notwithstanding the foregoing, either Party may apply to a court of competent jurisdiction for interim protection such as, by way of example, an interim injunction.

13.0	Notices

13.1	All notices or other documents that either of the Parties hereto are required or may desire to deliver to the other party hereto may be delivered by personal delivery, by courier, by telecopy, or by registered or certified mail, all postage and other charges prepaid, or by electronic mail upon confirmation of the recipient, at the address for such party set forth hereinafter or at such other address as that party may designate in writing to the other.

If to Mainz Biomed:

MAINZ BIOMED N.V.

Att. To: Mr. Guido Baechler

Robert-Koch-Strasse 50

55129 Mainz, Germany

Phone: +49 (0) 6131 / 55428-60

Email: guido.baechler@mainzbiomed.com and bill.caragol@mainzbiomed.com

If to TTS:

SOCPRA SCIENCES SANTÉ ET HUMAINES S.E.C.

a/s Mr. Patrice Leclerc, Project Director

35 Radisson Street, Office 200,

Sherbrooke (Quebec) Canada J1L 1E2

Phone: 819 821-7961

Email: p.leclerc@transfertech.ca AND info@transfertech.ca

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14.0	No Waiver

14.1	No condoning or overlooking by any Party of any default or breach by any other Party in respect of any terms of this Assignment Agreement shall operate as a waiver of such Party’s rights under this Assignment Agreement in respect of any continuing or subsequent default or breach, and no waiver shall be inferred from or implied by anything done or omitted by such Party, save only an express waiver in writing.

15.0	Remedies

15.1	Remedies for breach of this Assignment Agreement shall be limited to monetary damages, and do not include a reversion of rights in any form to TTS.

16.0	Force Majuere

16.1	The Parties to this Assignment Agreement shall be excused from any performance required hereunder if such performance is rendered impossible or unfeasible due to any catastrophes or other major events beyond their reasonable control and those which are not a result of the defaulting Party’s making or negligence or contribution, including, without limitation, pandemic, war, riots, and insurrection, laws, proclamations, edicts, ordinances, or regulations; strikes, lockouts, or other serious labor disputes; and floods, fires, explosions, or other natural disasters. When such events have abated, the Parties’ respective obligations hereunder will resume.

17.0	Independence of Individual Clauses

17.1	In the event that any part, session, clause, paragraph or subparagraph of this Assignment Agreement shall be held to be indefinite, invalid, illegal or otherwise voidable or unenforceable, the entire Assignment Agreement shall not fail on account thereof, and the balance of the Assignment Agreement shall continue in full force and effect.

18.0	This Agreement Comprises Entire Understanding between Parties

18.1	This agreement sets forth the entire understanding between the Parties regarding the assignment at hand, and no modifications hereof shall be binding unless executed in writing by the Parties hereto.

19.0.	Electronic Copy

19.1	The Parties agree that a copy of the original signature (including an electronic copy) may be used for any and all purposes for which the original signature may have been used. The parties further waive any right to challenge the admissibility or authenticity of this document in a court of law based solely on the absence of an original signature.

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IN CONSIDERATION WHEREOF the Parties hereto have executed this Assignment Agreement on the dates and locations set forth below but effective as of the Effective Date.

SOCPRA SCIENCES SANTÉ ET HUMAINES S.E.C (TTS)

/s/ Michel Lambert		Date: 2/15/2023
Name:	Michel Lambert
Title:	CEO
As TTS representative

MAINZ BIOMED N.V.:

	/s/ Guido Baechler	Date: 2/15/2023
Name:	Guido Baechler
Title:	CEO

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Exhibit A

PATENT ASSIGNMENT AGREEMENT

THIS ASSIGNMENT, by SOCPRA SCIENCES SANTÉ ET HUMAINES S.E.C., a Limited Partnership having its principal place of business having its head office at 35 Radisson Street, Office 200, Sherbrooke, (Quebec), Canada, J1L 1E2 (hereinafter referred to as “Assignor”), witnesseth:

WHEREAS, Assignor is the owner of the entire right, title and interest in and to the invention described in the following patent applications:

Title of Invention:	Stratification methods for assessing the progression and risk of advanced colorectal adenoma and colorectal cancer
PCT Application No.:	PCT/CA2021/051548, filed November 2, 2021, and

US provisional patent application No. 63/108,510, filed November 2, 2020

WHEREAS, MAINZ BIOMED N.V., a corporate body incorporated in Amsterdam, with its principal place of business located at Sirius Gutenberg Park Robert-Koch-Straße 50, 55129, Mainz, Germany (hereinafter referred to as “Assignee”), pursuant to the Assignment Agreement effective February 15, 2023 (hereinafter referred to as “the Assignment Agreement”) between Assignor and Assignee, has acquired Assignor’s right, title, and interest in and to the above-mentioned application and invention, the right to file applications on said invention, and the right, title and interest in and to any applications, including provisional applications, on said invention for Letters Patent worldwide, and any applications claiming priority to said applications, and in and to any Letters Patent or Patents of any country, to be obtained therefor and thereon;

NOW, THEREFORE, pursuant to the Assignment Agreement, for good and sufficient consideration, receipt of which is hereby acknowledged by Assignor has assigned, transferred and set over, and by these presents does assign, transfer and set over unto Assignee, and Assignee’s successors, legal representatives, and assigns, all of Assignor’s right, title and interest in and to the above-mentioned invention and application, the right to file applications on said invention, and the right, title and interest in and to any such applications, including provisional applications, and any applications claiming priority from said applications for Letters Patent of the United States or other countries, and any and all Letters Patent or Patents of the United States of America and all foreign countries that have been or may be granted therefor and thereon, and in and to any and all divisions, renewals, substitutions, conversions, continuations, and continuations-in-part of said applications, and reissues, prolongations and extensions of said Letters Patent or Patents, and all rights under the Paris Convention for the Protection of Industrial Property, including the right to claim priority, the same to be held and enjoyed by Assignee, for its own use and behalf and the use and behalf of Assignee’s successors, legal representatives, and assigns, to the full end of the term or terms for which Letters Patent or Patents may be granted as fully and entirely as the same would have been held and enjoyed by Assignors had this Assignment not been made;

AND for the same consideration, Assignor hereby covenants and agrees to and with Assignee, its successors, legal representatives, and assigns, that Assignor shall, whenever counsel of Assignee, or the counsel of its successors, legal representative and assigns, advised that any proceeding in connection with said invention or said applications for Letters Patent or Patents, or any proceeding in connection with Letters Patent or Patents for said invention in any country, including interference proceedings, is lawful and desirable, or that any application claiming priority to said applications, division, continuation, continuation-in-part, substitution or conversion of any applications for Letters Patent or Patents, or any reissue, prolongation or extension of any Letters Patent or Patents to be obtained thereon, is lawful and desirable, sign all papers and documents, take all lawful oaths and do all acts necessary or required to be done for the procurement, maintenance, enforcement and defense of Letters Patent or Patents for said invention, without charge to Assignee, but at the cost and expense of Assignee, it successors, legal representatives, and assigns;

AND Assignor hereby requests the Commissioners of Patents in all countries to issue any and all said Letters Patent or Patents to Assignee as the assignee of said invention and the Letters Patent or Patents issued and to be issued thereon for the sole use and behalf of Assignee, its successors, legal representatives, and assigns.

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IN TESTIMONY WHEREOF, a duly authorized representatives of Assignor and Assignee have signed on the date indicated.

SOCPRA SCIENCES SANTÉ ET HUMAINES S.E.C.

Date: 2/15/2023	By:	/s/ Michel Lambert

Printed Name:

Title:

MAINZ BIOMED N.V.,

Date: 2/15/2023	By:	/s/ Guido Baechler

Printed Name:

Title:

Application No. PCT/CA2021/051548

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